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                                                                   EXHIBIT 10.28

                           IDINE REWARDS NETWORK, INC.
                             11900 Biscayne Boulevard
                            Miami, Florida 33181-9915

May 14, 2003

Mr. Kenneth R. Posner
1221 Hinman Avenue
Evanston, IL 60202

Dear Ken:

On behalf of iDine Rewards Network Inc. ("iDine" or "Company"), I am very pleased to offer you the position of Senior Vice President, Finance and Administration. In this position you will report to me.

The terms of the offer include the following:

Effective Date - We anticipate a start date of August 11, 2003.

Base Salary - Your annual base salary is $220,000 and is paid biweekly. Your compensation will be reviewed annually in conjunction with all other senior management compensation reviews.

iDine Bonus - In 2003 and beyond, you will be entitled to participate in the senior management bonus program, the specific terms of which are approved annually by the Compensation Committee of the Board. For the 2003 bonus program you will be eligible for a prorated bonus that is equal to 100% of your base with an upside potential of 150%. The specific terms of the plan will follow this letter.

iDine Rewards Network Stock Options - You will be granted an option to purchase 250,000 shares of iDine Rewards Network Inc. common stock at an exercise price equal to the closing price of the Company stock on the date of your acceptance of this employment offer from the Company. These options will be governed according to the terms of the Company's 1996 Long Term Incentive Plan ("LTIP") and will vest according to the following schedule:

July 1, 2004               18.750 shares
July 1, 2005               37,500 shares
July 1, 2006               62,500 shares
July 1, 2007               62,500 shares
July 1, 2008               43,750 shares
July 1, 2009               25,000 shares

                                       1

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Employee Benefits - You will be entitled to the Company's comprehensive benefits package (medical, dental, long and short-term disability, Company matching 401K plan) and the iDine executive dining benefit. Additionally, the Company will pay the cost of an annual comprehensive physical examination in excess of the amount covered by the health benefit; provided, that the maximum amount that the Company shall pay for such physical examination in any year shall be $2,500. You will be entitled to a monthly auto allowance of $1,000.00. You will be entitled to four weeks of vacation annually. Employees are also granted 6 personal days each year.

Termination Without Cause / Change of Control - If your employment is terminated for any reason other than Cause (as defined below), disability or death or if there is a change of control event (as defined in the Company's LTIP) and a diminution in your duties resulting from such change of control event, you will be entitled to: (i) twelve (12) months base salary paid pursuant to the Company's normal payroll practices at your then prevailing base salary from your date of termination; (ii) a prorated bonus equal to the amount of the prior year's bonus prorated for the period of active employment in the year of termination; and (iii) the option to continue participation in the Company's health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of twelve (12) months.

"Cause" shall mean an event where the employee (a) commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures iDine or its direct or indirect subsidiaries; (b) commits a material violation of any law, rule or regulation of any governmental authority (state, federal or foreign) or any securities exchange or association or other regulatory or self-regulatory body; (c) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (d) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of iDine or any of its direct or indirect subsidiaries or their respective clients.

Non-Compete - In the event you voluntarily or involuntarily leave iDine's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits, you will not directly or indirectly be employed by or perform work as a director, officer, independent contractor, partner or consultant for any company or entity involved in any business in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the marketing and sale of any program substantially similar to the iDine program and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company's 10-K filing effective as the date of this offer).

Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with iDine all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of iDine and its affiliates which are disclosed to you

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during your employment. You will be asked to sign the Company's standard confidentiality agreement which agreement shall survive the termination of your employment for any reason.

Condition Precedent to Severance - Your right to receive any severance payments or benefits is expressly conditioned on your execution of a General Release and a Non-Compete Agreement.

Ken, I am delighted to offer you the position of Senior Vice President, Finance and Administration. I am confident that your acceptance of this offer will be the start of a very successful adventure for you and iDine. Of course, I am available to you to discuss this letter and answer any questions that you may have.

Sincerely,                                           Agreed and Accepted:




/s/ George S. Wiedemann                              /s/ Kenneth R. Posner
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George S. Wiedemann                                  Kenneth R. Posner
President and CEO                                    Date:     5.14.03
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